Exhibit 99.1

            PRESS RELEASE

For Release:                   Immediate

Contact:                          Scott Monette
                                        314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF FISCAL 2009

St. Louis, MO, May 7, 2009 … Ralcorp Holdings, Inc. (NYSE:RAH) today filed its Quarterly Report on Form 10-Q for the period ended March 31, 2009.  Reported diluted earnings per share (EPS) were $1.23 for the quarter and $2.38 for the six months ended March 31, 2009 compared to $1.46 and $3.08 for the corresponding periods last year, including the effects of certain special items related to Ralcorp’s investment in Vail Resorts, Inc. (NYSE:MTN) and the Post Foods acquisition as follows:

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Gain on forward sale contracts	$.22	$.60	$.47	$1.53
Gain on sale of securities	-	-	.18	-
Post Foods transition and integration costs	(.09)	-	(.17)	-

Second quarter diluted EPS excluding the above special items were $1.10 compared to $.86 last year, a 28% increase.  Total segment profit contribution grew 36% excluding the incremental amounts from Post Foods, and Post Foods’ sales and operating profit also exceeded expectations.  The transition and integration of the Post Foods business into Ralcorp is proceeding as planned, and on April 27, 2009, Ralcorp transferred Post Foods to stand-alone information systems and commenced Post Foods’ independent sales, logistics, and purchasing functions.  As a result of the exceptional base business improvement, the Post Foods acquisition (completed August 4, 2008) was dilutive to EPS for the quarter.

Other reported results for the quarter ended March 31, 2009 included:
•	Net sales increased 48%, primarily as a result of the Post Foods acquisition, as well as higher pricing in response to rising input costs.
•	Total segment profit contribution was up 162%, primarily due to Post Foods and improved selling prices, partially offset by higher raw material costs.
•
Earnings before income taxes and equity earnings were $98.5 million (compared to $49.2 million a year ago) including the non-cash gains on Vail forward sale contracts and Post transition and integration costs.

•	Equity in earnings of Vail Resorts, Inc. (after tax) was $7.0 million ($.12 per share) compared to $6.7 million ($.26 per share) a year ago.
•	Net earnings were $70.2 million compared to $38.5 million last year.
•	Weighted average shares for diluted EPS rose to 56.9 million from 26.2 million a year ago, primarily as a result of the 30.5 million shares issued in the Post Foods acquisition.
•	Food EBITDA was $139.3 million compared to $57.8 million last year, largely due to incremental EBITDA from Post Foods partially offset by transition and integration costs related to Post Foods.

•
Due to a recall of products containing peanut paste traced to Peanut Corporation of America, Ralcorp recorded approximately $3.4 million of costs and experienced short-term softness in consumer demand for items related to peanut butter.

Segment results and other key measures are summarized in the following tables (in millions):

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Net Sales
Cereals	$473.8	$181.0	$923.1	$361.7
Frozen Bakery Products	176.8	176.5	367.9	359.0
Snacks	169.7	164.4	364.2	342.1
Sauces and Spreads	126.2	119.7	259.5	229.5
Total	$946.5	$641.6	$1,914.7	$1,292.3

Profit Contribution
Cereals	$78.1	$19.5	$152.2	$40.1
Frozen Bakery Products	15.4	15.1	30.4	32.8
Snacks	15.0	7.2	35.5	20.4
Sauces and Spreads	9.3	3.2	18.5	4.9
Total segment profit contribution	117.8	45.0	236.6	98.2
Interest expense, net	(23.6)	(11.0)	(49.9)	(22.5)
Gain on forward sale contracts	19.6	24.5	42.1	62.3
Gain on sale of securities	-	-	15.8	-
Restructuring charges	(.2)	(.7)	(.3)	(1.4)
Stock-based compensation expense	(2.9)	(2.8)	(7.0)	(6.0)
Post Foods transition and integration costs	(7.8)	-	(14.9)	-
Other unallocated corporate expenses	(4.4)	(5.8)	(13.1)	(11.7)
Earnings before Income Taxes
and Equity Earnings	$98.5	$49.2	$209.3	$118.9

Reconciliation of Food EBITDA to Net Earnings
Food EBITDA	$139.3	$57.8	$275.4	$124.0
Depreciation and amortization	(36.8)	(22.1)	(74.1)	(44.9)
Interest expense, net	(23.6)	(11.0)	(49.9)	(22.5)
Gain on forward sale contracts	19.6	24.5	42.1	62.3
Gain on sale of securities	-	-	15.8	-
Income taxes	(35.3)	(17.4)	(76.5)	(41.9)
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	7.0	6.7	2.9	3.9
Net Earnings	$70.2	$38.5	$135.7	$80.9

    Approximately $279.4 million of the second quarter’s $304.9 million sales growth came from Post Foods (included in the Cereals segment).  Excluding Post Foods, second quarter sales volume changes were mixed, with an increase in Cereals (4%) and declines in Frozen Bakery Products (14%), Snacks (12%), and Sauces and Spreads (5%).  Sales dollars were up in all segments as Ralcorp raised selling prices in a number of its product categories in an effort to cover dramatically higher input costs.
    Amortization of intangible assets other than software (mainly related to brands and customers) increased primarily as a result of the addition of amounts for Post Foods.  Total amortization of such intangibles was $8.7 million ($.10 per share) for the second quarter of fiscal 2009 and $5.0 million ($.12 per share) for the second quarter of fiscal 2008.

Special Items Related to Vail Resorts, Inc. and Post Foods
    Earnings were affected by gains on the Company’s forward sale contracts related to its shares of Vail Resorts, Inc., totaling $19.6 million and $24.5 million in the second quarter of fiscal 2009 and 2008, respectively.  In addition to the unrealized non-cash gains due to changes in the fair value of the contracts, the reported gains on these contracts are net of charges for any related stock borrow costs incurred by the counterparty in excess of a contractual limit.  Ralcorp incurred and paid $1.9 million of those excess stock borrow costs during the three months ended March 31, 2009, but there were no such costs or payments a year ago.
    As planned, Ralcorp is incurring significant costs related to transitioning Post Foods into Ralcorp operations, including decoupling the cereal assets of Post Foods from those of other operations of Kraft Foods Inc. (the former owner), developing stand-alone Post Foods information systems, developing independent sales, logistics and purchasing functions for Post Foods, and other significant integration undertakings.  While a portion of those costs are capitalized, the expense portion totaled $7.8 million in the three months ended March 31, 2009.

Additional Information
    The following measures, as reported herein, are non-GAAP financial measures which the Company’s management believes provide useful information to investors regarding the performance of Ralcorp’s operations:
•
Diluted earnings per share excluding special items is an additional measure for comparing the earnings generated by operations between periods, without the effects of certain special items related to Ralcorp’s investment in Vail Resorts, Inc. and the Post Foods acquisition (as described above).

•
Food EBITDA (earnings before interest, income taxes, depreciation, and amortization, excluding equity method earnings and other gains or losses related to the Company’s investment in Vail Resorts, Inc.) provides information regarding the performance of Ralcorp’s food business operations, without the effects of the Company’s investment in Vail Resorts, Inc. and related transactions.

•
Total segment profit contribution is an accumulation of the GAAP measures of profit contribution for each reportable segment which are reported to the chief operating decision maker for purposes of making decisions about allocating resources to each segment and assessing its performance, which gives investors a combined measure of these key amounts.

    For additional information regarding the Company’s results, refer to the comparative statements of earnings below, as well as the financial statements and management’s discussion and analysis included in its Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed May 7, 2009.  On February 5, 2009, the Company filed a Current Report on Form 8-K to provide historical segment information revised and updated from its previous presentation solely to reflect the Company’s new segment structure, effective October 1, 2008.

    Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.  In addition, Ralcorp holds an interest of approximately 17 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Net Sales	$946.5	$641.6	$1,914.7	$1,292.3
Cost of products sold	(687.1)	(539.0)	(1,409.0)	(1,076.3)
Gross Profit	259.4	102.6	505.7	216.0
Selling, general and administrative expenses	(156.7)	(66.2)	(304.1)	(135.5)
Interest expense, net	(23.6)	(11.0)	(49.9)	(22.5)
Gain on forward sale contracts	19.6	24.5	42.1	62.3
Gain on sale of securities	-	-	15.8	-
Restructuring charges	(.2)	(.7)	(.3)	(1.4)
Earnings before Income Taxes
and Equity Earnings	98.5	49.2	209.3	118.9
Income taxes	(35.3)	(17.4)	(76.5)	(41.9)
Earnings before Equity Earnings	63.2	31.8	132.8	77.0
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	7.0	6.7	2.9	3.9
Net Earnings	$70.2	$38.5	$135.7	$80.9

Earnings per Share
Basic	$1.25	$1.51	$2.41	$3.16
Diluted	$1.23	$1.46	$2.38	$3.08

Weighted Average Shares
for Basic Earnings per Share	56,108	25,466	56,078	25,468
Dilutive effect of:
Stock options	416	551	479	560
Stock appreciation rights	134	70	145	70
Restricted stock awards	266	90	206	87
Weighted Average Shares
for Diluted Earnings per Share	56,924	26,177	56,908	26,185